Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rent-A-Center, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting in the Rent-A-Center, Inc. Form 10-K for the fiscal year ended December 31, 2015 and incorporated by reference herein.

/s/ KPMG LLP

Dallas, Texas

June 6, 2016